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EXHIBIT 10.2

             EXCLUSIVE LICENSE AND DEVELOPMENT AGREEMENT

THIS EXCLUSIVE LICENSE AND DEVELOPMENT AGREEMENT (the "Agreement") is entered into as of June 29, 2000 ("Effective Date") by and among ABBOTT LABORATORIES, an Illinois corporation, having a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois, 60064-3500 ("Abbott"), Rubicon Medical, Inc., a Utah corporation, having a principal place of business at 2064 West Alexander, Salt Lake City, Utah 84119 ("Rubicon") and Guardian RJL, Inc., a Delaware corporation, having a principal place of business at 218 West 12650 South, Draper, Utah 84020 ("Contractor").

                               BACKGROUND
                               ----------

WHEREAS, Rubicon Medical, LC, a Utah Limited Liability Company also known as Rubicon Medical, LLC, and Rubicon Medical, a Limited Liability Company (the "Original Licensee"), obtained an option to an exclusive license to USC Patent Rights (as defined below), with the right to sublicense, from the University of Southern California ("USC") under that certain Option & License Agreement dated March 12, 1998 ("USC Agreement"), which USC Patent Rights relate to a catheter product including a balloon protection device and associated components;

WHEREAS, pursuant to that certain Option Exercise and License Amendment Agreement between Original Licensee and USC dated March 31, 1999 ("Option Exercise Agreement") (collectively the USC Agreement and the Option Exercise Agreement shall be referred to herein as the "USC License"), the Original Licensee exercised its option under the USC Agreement;

WHEREAS, under the terms of an Assignment, Assumption and Consent Agreement dated June 8, 2000, Original Licensee, with the written consent of USC, transferred and assigned all of its right, title and interest in and to the USC Patent Rights under the USC License to Rubicon effective June 8, 2000; as a result Rubicon became the licensee under the USC License;

WHEREAS, Rubicon has developed Other Patent Rights, Rubicon Know-how and Trademark Rights (all as defined below) relating to, among other areas, a catheter product;

WHEREAS, Abbott is interested in developing, manufacturing and selling such a catheter product;

WHEREAS, Abbott has expertise regarding research and development, clinical development, marketing and sale of medical devices;

WHEREAS, Abbott desires to obtain from Rubicon an exclusive sublicense to the USC Patent Rights and an exclusive license under the Other Patent Rights, Rubicon Know-how and Trademark Rights to manufacture, use and sell such catheter products and to develop further such catheter products and to obtain regulatory and marketing approvals worldwide, and Rubicon desires to grant Abbott such sublicense and license; and

WHEREAS, Rubicon and Abbott have identified Contractor as the party to be responsible to direct certain development activities with respect to Product (as defined below);

NOW, THEREFORE, in consideration of the recitals and the mutual covenants and

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obligations contained herein, Rubicon, Contractor and Abbott agree as follows:

1. DEFINITIONS
   -----------
     1.1 "Abbott Know-how" shall mean all non-patented and unpublished documentation, information and data relating to Products owned or controlled by Abbott or its Affiliates, as of the Effective Date or at any time during the Term (as defined below), including, but not limited to, research, clinical and manufacturing data.

     1.2 "Abbott Trademarks" shall mean those trademarks that Abbott develops for any Product, including, but not limited to, trademarks, trade names and trade dress.

     1.3 "Affiliate" of an entity shall mean any entity that controls, is controlled by, or is under common control with such entity. An entity shall be deemed to be in control of another entity if it owns or controls, directly or indirectly, more than fifty percent (50%) of the outstanding voting equity of the other entity (or other equity or ownership voting interest in the event that such entity is other than a corporation).

     1.4 "CE Approval" shall mean approval from the applicable Regulatory Authority (as defined below) to market and distribute Product for either saphenous vein graft or carotid applications throughout the European Union.

     1.5 "Competitive Product" shall mean a balloon protection catheter product that is being, or is contemplated to be, developed, manufactured or sold by Rubicon, its Affiliates or a Third Party (as defined below) and that is structurally and/or functionally equivalent to Product.

     1.6 "Confidential Information" shall mean all written information and data provided by one Party (as defined below) to the other hereunder and marked "Confidential" or a reasonable equivalent thereof or, if disclosed orally, visually or in some other form, is summarized in a writing identified as "Confidential" or a reasonable equivalent thereof and provided to the other Party within thirty (30) days of such disclosure, except any portion thereof which:
     (a) is known to the recipient, as evidenced by its written records, before receipt thereof under this Agreement;
     (b) is disclosed to the recipient without restriction after acceptance of this Agreement by a Third Party who has the right to make such disclosure;
     (c) is or becomes part of the public domain through no breach of this Agreement; or
     (d) is independently developed, as evidenced by its written records, by or for the recipient by individuals or entities who have not had access to the information disclosed hereunder.

     1.7 "Contract Quarter" shall mean a period of three (3) consecutive months ending on March 31, June 30, September 30 or December 31; provided, however, that each of the first and last Contract Quarters may be less than three (3) full consecutive months.

     1.8 "Contract Year" shall mean a period of four (4) consecutive Contract Quarters; provided, however, that the first and last Contract Years may be less than four (4) consecutive Contract Quarters in that such Contract Year shall begin on the first day of the month following the month in which Abbott obtains CE Approval of Product.



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     1.9 "Development Plan" shall mean the Product Development Plan to be developed by the Parties under Section 3.1, as the same may be modified from time to time.

     1.10 "FDA" shall mean the United States Food and Drug Administration or its successor entity.

     1.11 "Field of Use" shall mean diagnostic and/or therapeutic devices used in the treatment or management of patients via the carotid artery or other arteries or veins.

     1.12    Sales" shall mean:
     (a) the gross invoiced price of Products sold by Abbott or its Affiliates to a Third Party, less the following:
     (i) credits, allowances, discounts and rebates to, and chargebacks from the account of, Third Parties for damaged, out-dated, rejected, returned, withdrawn or recalled Products;
     (ii) actual freight, postage, transportation and insurance costs incurred in delivering Products;
     (iii) cash, quantity and trade discounts actually given to Third Parties;
     (iv) rebates and administrative fees actually paid to group purchasing organizations;
     (v) sales, use, value-added, excise and other similar taxes to the extent billed to and paid by the Third Party;
     (vi)  wholesaler chargebacks; and
     (vii) custom duties, surcharges and other governmental charges incurred in connection with the exportation or importation of Products.
     (b) Net Sales shall not include any Products used in clinical trials, for research or other non-commercial uses, or supplied as commercial samples or as charitable or humanitarian donations, so long as Abbott receives no compensation in any form (other than tax benefits) for such use/donation.

     1.15 "Other Patent Rights" shall mean all United States and foreign patents and patent applications including, but not limited to, the patents and patent applications listed in Exhibit 1.15, and all substitutions, extensions, re-examinations, reissues, renewals, divisions, continuations, improvements or continuations-in-part therefor or thereof, and all foreign counterparts of the foregoing, relating to or supportive of the Development Plan, which are owned by, controlled by or exclusively licensed to (with the right to sublicense) Rubicon or Contractor or their respective Affiliates during the Term, other than USC Patent Rights.

     1.16 "Party" shall mean either Abbott or Rubicon and "Parties" shall mean both Abbott and Rubicon.

     1.17 "Patent Rights" shall mean Other Patent Rights and USC Patent Rights, collectively.

     1.18 "Product" shall mean any article, component, apparatus, substance, chemical, material, method or service which is made, used, distributed or sold by Abbott or its Affiliates which:
     (a) is covered in whole or in part by one (1) or more Valid Claims (as defined below) in a country in which the Product is made, used, distributed or sold;
     (b) is manufactured using a method or process which is covered in whole or in part by one (1) or more Valid Claims in the country in which (i) the Product is made, used, distributed or sold, or (ii) the method or process is used; or

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     (c)   the use of which is covered in whole or in part by one (1) or more
Valid Claims in the country in which (i) the Product is made, used, distributed or sold, or (ii) the method or process is used.

A Product is covered by a Valid Claim if, in the course of manufacture, use, distribution or sale, it would, in the absence of this Agreement, infringe one
(1) or more Valid Claims.

     1.19 "Reasonable Commercial Efforts" shall mean a level of effort by a Party comparable to efforts that such Party would use with its own products having a comparable proprietary position, market potential and commercial significance in the applicable region.

     1.20 "Regulatory Authority" shall mean any federal, state, local or international regulatory agency, department, bureau or other governmental entity, including the FDA, which is responsible for issuing approvals, licenses, registrations or authorizations necessary for the manufacture, use, storage, import, transport or sale of Products in a regulatory jurisdiction.

     1.21 "Rubicon Know-how" shall mean all non-patented and unpublished documentation, information and data relating to Products owned or controlled by Rubicon or its Affiliates, as of the Effective Date or at any time during the Term, including, but not limited to, research, clinical and manufacturing data and documentation and prototype and pre-production units of Products but excluding any documentation, information or data that would be considered an improvement under Section 2.2.

     1.22 "Technology Transfer Plan" shall mean the Technology Transfer Plan to be developed pursuant to Section 2.1 as the same may be modified from time to time. The plan shall include a timeline for transferring Rubicon Know-how to Abbott including, but not limited to, clinical studies, data management, process development and non-clinical research and all other Rubicon Know-how related to Product and Patent Rights.

     1.23 "Term" shall have the meaning set forth in Section 14.1 of this Agreement.

     1.24   "Territory" shall mean the entire world.

     1.25 "Third Party" shall mean a natural person, corporation, partnership, joint venture, trust, any governmental authority or other business entity or organization, and any other recognized organization other than the Parties and/or their Affiliates.

     1.26 "Trademark Rib" shall mean the unregistered trademark Guardian and all goodwill associated therewith.

     1.27 "USC Patent Rights" shall mean all United States and foreign patents and patent applications including, but not limited to, the patents and patent applications listed in Exhibit 17, and all extensions, reissues, renewals, divisions, continuations, or continuations-in-part therefor thereof, and all foreign counterparts of the foregoing, licensed pursuant to the USC License.

     1.28 "Valid Claim" shall mean a claim of an issued or granted and unexpired patent included in Patent Rights, which claim has not been held invalid or unenforceable by a court or agency of competent jurisdiction from which no further appeal can be taken, or which has not been admitted by the patentee to be invalid or unenforceable.

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2. TECHNOLOGY TRANSFER
   -------------------

     2.1 Technology Transfer by Rubicon. Within thirty (30) days of the Effective Date, the Parties shall finalize the Technology Transfer Plan and commence activities described therein. Abbott shall consider Rubicon Know-how to be Confidential Information and shall treat Rubicon Know-how in accordance with the terms and conditions in Section 13.1 of this Agreement.

     2.2 Technology Improvements. In the event Abbott or its Affiliates conceives, reduces to practice or develops improvements to Products, Abbott shall own exclusively all such improvements. In the event Rubicon or any of its Affiliates conceives, reduces to practice or develops improvements to Products during the period up to and including the one (1) year anniversary of completion of the Technology Transfer Plan, Rubicon, and its Affiliates, as the case may be, shall assign to Abbott all rights to such improvements, including all data and documentation relating to such improvements. In the event Contractor or any entity with whom Contractor contracts pursuant to
Section 3.1 conceives, reduces to practice or develops improvements to Products during the term of Contractor's activities pursuant to Section 3.1, and for one additional year thereafter Contractor and such entities with whom Contractor contracts, as the case may be, shall assign to Abbott all rights to such improvements, including all data and documentation relating to such improvements.

     2.3   Non-Compete.   For a period of [CONFIDENTIAL] after the Effective
Date, or for a reasonable period, if any, less than [CONFIDENTIAL] in any jurisdiction that determines [CONFIDENTIAL] to be inappropriate, neither Rubicon, Contractor nor any of their Affiliates shall perform in the Territory, directly or indirectly, any research, development or manufacturing activities for itself or for any Third Party with respect to a Competitive Product.

     2.4   Project Managers.   Within thirty (30) days of the Effective Date,
Abbott and Rubicon shall each appoint a project manager to coordinate the transfer of Rubicon Know-how from Rubicon to Abbott.

     2.5 Costs . Each Party shall be responsible for any costs that it incurs in performing its responsibilities under this Article 2.

     2.6 Disclosure of Abbott Know-how. During the Term, Abbott may disclose Abbott Know-how to Rubicon. Rubicon shall consider Abbott Know-how to be Confidential Information and shall treat Abbott Know-how in accordance with the terms and conditions in Section 13.1 of this Agreement.

3.   PRODUCT DEVELOPMENT, CLINICAL TESTING, AND APPROVAL,
     ----------------------------------------------------
     3.1 Development and Clinical Testing Activities.

     (a) Within ninety (90) days after the Effective Date, Contractor shall contract with Abbott or any Third Party, but not including Rubicon, to develop the Product and to administrate all clinical testing for Products in accordance with the Development Plan, at a maximum cost to Contractor of [CONFIDENTIAL]. In consideration of Contractor's obligation, Abbott shall pay to Contractor within ten (10) business days after the Effective Date, [CONFIDENTIAL]. The Parties acknowledge that Contractor may contract with any

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Third Party to perform the activities contemplated under this Section 3.1 and to reimburse that Third Party for its costs to perform such activities; provided that Abbott shall have the right to approve the use of any such Third Party based on that Third Party's ability to adequately perform such activities in a competent manner, to meet the necessary time lines and to appropriately transfer to Abbott any necessary information and work product after completion of such activities. Contractor shall reimburse the entity performing the activities described in this Section 3.1 for all costs incurred in developing Product and in administrating such clinical testing in an amount not to exceed [CONFIDENTIAL]. At the end of each Contract Quarter, the entity performing such activities shall submit invoices to Contractor for reimbursement of such entity's costs to perform such development and clinical activities.
     (b) Upon completion of Contractor's work under Section 3.1 (a), Abbott, at Abbott's own cost, shall use Reasonable Commercial Efforts to undertake the development activities for the Product, including, but not limited to, conducting or having conducted, and completing or having completed, all clinical studies and other activities required for approvals from the applicable Regulatory Authorities. Abbott shall provide Rubicon, within a reasonable time, with access to information and data reasonably requested by Rubicon related to such development activities. Pursuant to the Development Plan, Rubicon shall use Reasonable Commercial Efforts to assist Abbott in performing development and registration activities for the Product. Abbott further agrees to use its Reasonable Commercial Efforts to file for all approvals from all Regulatory Authorities in the United States and the European Union for Products. Commencing as of the termination of Contractor's services under-Section 3.1 (a) above, and continuing for the remainder of the Term, Abbott shall bear the costs and expenses related to the development of the Products.
     (c) The Parties shall in good faith agree upon and complete a plan for development activities for the Product (the "Development Plan") within ninety
(90) days after the Effective Date. The Development Plan shall cover the detailed plans for various studies, including without limitation, costs, timing, data management, adverse event reporting, as well as including language for diligence, delays and remedies for potential problems, and shall at a minimum address the issues outlined in the checklist attached in Exhibit 3.1(c).
     (d) Within thirty (30) days of the Effective Date, Contractor and Rubicon shall (and within thirty (30) days of Abbott assuming responsibility pursuant to Section 3.1(b), Abbott and Rubicon shall) each appoint a development manager which will primarily responsible to coordinate communications between the Parties and report on the progress of the Development Plan. The development managers shall meet when necessary, but at least every Contract Quarter during the term of the development of the Product, at such times and places as agreed to by the Parties. Abbott's development manager shall provide periodic written reports to Rubicon on the status of Abbott's product development, manufacturing and clinical testing activities concerning Products. As reasonably requested by Rubicon, Abbott shall also provide Rubicon with copies of related documentation and data. Any such information and data shall be handled in accordance with the terms and conditions of Section 13.1 of this Agreement.

    3.2 Regulatory Approvals; Reasonable Commercial Efforts. Abbott, at Abbott's own expense, shall use Reasonable Commercial Efforts to submit to and obtain acceptance from the applicable Regulatory Authorities of the appropriate regulatory filing for Products in each such jurisdiction. In the event Rubicon does not in good faith believe that Abbott and its Affiliates are using Reasonable Commercial Efforts to undertake development activities or obtain Product approval in any region in the Territory where USC Patent Rights

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or Other Patent Rights have been filed except as otherwise agreed by the
Parties, then Rubicon shall provide Abbott with written notice of such concerns. Abbott shall have sixty (60) days to address such concerns to the mutual satisfaction of the Parties. If Rubicon reasonably believes Abbott has not sufficiently addressed the concerns of Rubicon within such sixty (60)-day period, then the sublicense to the USC Patent Rights and the license to the Other Patent Rights that are granted to Abbott in the region in question shall revert to a non-exclusive sublicense and license, respectively, upon the written election of Rubicon, unless otherwise disputed by Abbott in accordance with Section 17.9. Further, upon such reversion to a non-exclusive sublicense and license, respectively, Abbott shall grant to Rubicon a royalty-free, non-exclusive license to all improvements that have been assigned to Abbott in such region pursuant to Section 2.2.

     3.3 Alternative Regulatory Approach. With respect to both CE Approval and FDA approval of Product, Abbott shall use Reasonable Commercial Efforts to seek approval of Product for at least a saphenous vein graft or carotid application. In the event Abbott, at its sole discretion in accordance with Reasonable Commercial Efforts does not seek CE Approval and/or FDA approval of Product for either of the saphenous vein graft or carotid applications, and elects rather to seek approval for an alternative vascular application other than saphenous vein graft or carotid applications, then for purposes of Section 8.2, the condition of CE Approval and/or FDA approval as described in Section 8.2(a) or (b), as the case may be, shall be deemed to be satisfied and Abbott shall be obligated to make the appropriate milestone payment(s) under such sections, upon the CE Approval and/or FDA approval of such alternative vascular application. Abbott shall use Reasonable Commercial Efforts in making its determination and filings and seeking approvals for an alternative vascular application pursuant to this Section 3.3, or terminate this Agreement pursuant to Section 14.3, or take other action after review with Rubicon, provided that any other actions shall be mutually agreed upon.

4. PRODUCT MANUFACTURE AND DISTRIBUTION
   ------------------------------------
     4.1 Product Manufacture and Distribution. Abbott shall use Reasonable Commercial Efforts to manufacture, market and distribute Products in all regions in the Territory where appropriate regulatory and marketing approvals have been obtained from the applicable Regulatory Authorities. Abbott, at Abbott's own expense, shall be responsible for all manufacturing and commercial activities related to undertaking the obligations pursuant to this
Section 4.1. In the event Rubicon does not in good faith believe that Abbott and its Affiliates are using Reasonable Commercial Efforts to manufacture, market or distribute Products in a given region in the Territory where approval from the Regulatory Authority has been obtained, then Rubicon shall provide Abbott with written notice of such concerns. Abbott shall have sixty
(60) days to address such concerns to the mutual satisfaction of the Parties. If Rubicon reasonably believes that Abbott has not sufficiently addressed the concerns of Rubicon within such sixty (60)-day period, then the sublicense to the USC Patent Rights and the license to the Other Patent Rights that are granted to Abbott in the region in question shall revert to a non-exclusive sublicense and license, respectively, upon the written election of Rubicon, unless otherwise disputed by Abbott in accordance with Section l 7.9. Further, upon such reversion to a nonexclusive sublicense and license, respectively, Abbott shall grant to Rubicon a royalty-free, nonexclusive license to all improvements that have been assigned to Abbott in such region pursuant to Section 2.2.



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     4.2 Labeling.   All packaging for Products shall display Abbott's trade
dress and a trademark suitable to Abbott, at Abbott's sole discretion. Abbott shall make only claims, representations or warranties directly or indirectly to any Third Party about the Product that are consistent with the Product's approval from applicable Regulatory Authorities and other scientific literature.

     4.3 Customer Service and Technical Support. Abbott, at Abbott's own expense, shall be responsible for and use Reasonable Commercial Efforts in providing training, customer service and technical support for Products.

     4.4 Export Control Laws. Abbott shall comply with all applicable export laws, restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and shall not export, or allow any export or re-export of any Confidential Information or Products in violation of any such restrictions, laws or regulations.

5. REGULATORY COMPLIANCE MATTERS AND COMPLAINTS
   --------------------------------------------
     5. l Regulatory Matters.   In addition to the obligations set forth in
Section 3.2 of this Agreement, Abbott, at Abbott's own expense, shall be responsible for and take all appropriate corrective or other actions regarding all regulatory matters in the Territory, including responses to inquiries from Regulatory Authorities in accordance with all applicable laws.

     5.2   Complaints and Recalls.
           (a) Product Complaints. Abbott, at Abbott's own expense, shall investigate, respond to and take all appropriate corrective or other actions regarding all complaints associated with the manufacture and/or distribution of Products in accordance with all applicable laws.
           (b) Product Recalls. Abbott, at Abbott's own expense and, subject to an order or directive from a Regulatory Authority, at its sole discretion, shall be responsible to conduct and to pay for the costs of any recall or withdrawal of Products in accordance with all applicable laws. Promptly, in accordance with all applicable laws and if possible, prior to making such recall, Abbott shall advise Rubicon of the situation and any facts relating to the advisability of the recall, destruction or withholding from the market of the Product anywhere in the world.

     5.3 Record keeping. Abbott shall keep records of its sales and customers and other records sufficient to adequately administer a recall of each such Product and reasonably cooperate in any decision to recall, retrieve and/or replace any Product, in accordance with all applicable laws and regulatory requirements.

     5.4 Fines and Penalties. Any fines and/or penalties for failure by Abbott to comply with any requirement or regulation shall be the sole responsibility of Abbott, except to the extent caused by acts or omissions of Rubicon, Contractor, or their respective Affiliates.

6. RIGHTS GRANTED
   --------------
     6.1 Sublicense to USC Patent Rights. Rubicon hereby grants to Abbott and its Affiliates, upon the terms and subject to the conditions set forth herein, a worldwide, exclusive right and sublicense under USC Patent Rights in the Field of Use, with the right to further sublicense in accordance with this Agreement, to make, have made, use, offer for sale, sell and import Products; provided that Rubicon shall have the right to consent to any subsequent sublicense from Abbott, which consent shall not be unreasonably withheld. The consent by USC to such sublicense to Abbott is expressly acknowledged in the Letter of Affirmation and Consent attached as Exhibit 6.1. Abbott acknowledges that it has received a copy of and is familiar with the USC License. Neither Party shall take any action or fail to take any actions which would give rise to a violation of the USC License. Any sublicensing permitted by this Section
6.1 shall be subject to the provisions of article 11 of the USC Agreement, as amended by the Option Exercise Agreement.

    6.2 License to Other Patent Rights and Rubicon Know-how. Rubicon hereby grants to Abbott and its Affiliates, upon the terms and subject to the conditions set forth herein, a worldwide, exclusive right and license under Other Patent Rights and Rubicon Know-how, with the right to further sublicense in accordance with this Agreement, to make, have made, use, offer for sale, sell and import Products and any other product, Product improvement or technology identified in Section 2.2 of this Agreement; provided that Rubicon shall have the right to consent to any subsequent sublicense from Abbott, which consent shall not be unreasonably withheld.

7. ROYALTIES
   ---------
     7.1 Royalty Obligation. In consideration of the sublicense and license rights granted to Abbott pursuant to Sections 6.1 and 6.2, Abbott shall pay to Rubicon royalties based on Net Sales in countries where a Valid Claim exists. The applicable royalty rate is as follows:
     (a)   [CONFIDENTIAL] on the first [CONFIDENTIAL] of cumulative Net Sales;
     (b)   [CONFIDENTIAL] on the Second [CONFIDENTIAL] of cumulative Net
Sales; and
     (c) [CONFIDENTIAL] on all cumulative Net Sales in excess of [CONFIDENTIAL].
   Rubicon shall be responsible for any and all payments due to USC under the USC License.
     To the extent Abbott or its Affiliates sell Product in a country that is not subject to Valid Claims of Patent Rights, but which sales are subsequently covered by a Valid Claim of a later-issued patent based upon a patent application that was pending in such country at the time sales of Product were initiated, Abbott shall pay royalties to Rubicon for such Products under the terms of this Section 7.1 retroactively to the date of filing of such claim of the later-issued patent. If there are sales of a Third Party product that represent [CONFIDENTIAL] or more of the unit market for Competitive Product and such sales would have been infringing upon the later-issued patent it if had been issued at the time of the sale, then Abbott's obligation to pay retroactive royalties shall be one-half (1/2) the amount otherwise payable, but only if such sales continue after the effective date of issue of the later-issued patent and Abbott prosecutes such infringement under Section 12.3 or 12.4, as applicable, within one hundred twenty (120) days after the date of issue of such later-issued patent.

     7.2 Terms of Payment.   Within sixty (60) days following the end of each
Contract Quarter during the Term, Abbott shall pay earned royalties based on Net Sales during the previous Contract Quarter. All royalty and milestone payments due Rubicon shall be made in United States dollars, as directed by Rubicon. For sales made in currency other than United States dollars, royalties payable under this Agreement shall be determined using Abbott's standard conversion methodology, which is consistent with generally acceptable accounting principles. The standard conversion methodology is to use the average of the spot rate as published by Reuters on 9:00 am one business day prior to the month ending immediately prior to that in which payment is due and the spot rate as described above for the month ending when payment is due.

In no event shall the applicable royalties exceed the maximum amount payable under the applicable laws, regulations or administrative rulings of the territory or country which restricts the royalty rate or amount payable on Net Sales in such territory or country.

     7.3 Term of Royalty Obligation. Subject to the termination provisions of
Article 14 of this Agreement, Abbott's obligation to pay royalties on Products in each country shall expire on the date when the last patent containing a Valid Claim in such country expires, lapses or is invalidated.

     7.4 Taxation of Royalties. Where any sum due to be paid to Rubicon hereunder is subject to any withholding or similar tax, the Parties shall use reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty or appeal procedure. In the event there is no applicable double taxation agreement or treaty, or appeal procedure, or if any appeal procedure has been exhausted or if an applicable double taxation agreement or treaty or appeal procedure reduces but does not eliminate such withholding or similar tax, notwithstanding any pending appeal, Abbott shall pay such withholding or similar tax to the appropriate government authority as may be required, deduct the amount paid from the amount due Rubicon and secure and send to Rubicon the best available evidence of such payment.

     7.5 Restrictions on Remittance. If, at any time, legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where Products are sold, Abbott shall have the right to make such payments by depositing the amount thereof in local currency to Rubicon's account in a bank or other depository institution in such country.

8. DEVELOPMENT FEE AND MILESTONE PAYMENTS
   --------------------------------------
     8.1 Development Fee. Abbott shall pay Rubicon a fee of [CONFIDENTIAL] under the sublicense grant pursuant to Section 6.1 and [CONFIDENTIAL] under the license grant pursuant to Section 6.2, ("Development Fee") in consideration of the cost and effort expended by Rubicon with respect to the development of rights granted in such sections. The Development Fee payment shall be due and payable within ten (10) business days of the Effective Date.

     8.2 Milestone Payments. In addition to the payment described in Sections 8.1 of this Agreement, Abbott also shall pay Rubicon milestone payments according to the following payment schedule:
    (a) Abbott shall pay Rubicon [CONFIDENTIAL] under the sublicense grant pursuant to Section 6.1 and [CONFIDENTIAL] under the license grant pursuant to
Section 6.2, upon the first commercial shipment of Product within the European Union following CE Approval, or as otherwise provided in Section 3.3. Such collective payment shall be due within thirty (30) days of such first shipment.
     (b)Abbott shall pay Rubicon [CONFIDENTIAL] under the sublicense grant pursuant to Section 6.1 and [CONFIDENTIAL] under the license grant pursuant to
Section 6.2, upon FDA approval of Products for either saphenous vein graft or carotid applications, or as otherwise provided in Section 3.3. Such collective payment shall be due within thirty (30) days of such FDA approval.

9. REPORTS.
   -------
With each quarterly payment made under Section 7.3 of this Agreement, Abbott shall deliver to Rubicon a full and accurate accounting of all Net Sales by Abbott, its Affiliates and sublicensees, if any, for the relevant Contract Quarter. Each such report shall include at least the following information:

  (a) quantity of each Product sold on a country-by-country basis; (b) gross receipts from sales of Products on country-by-country basis; (c) total number of Products manufactured on a country-by-country basis; (d) quantities of each Product used by Abbott, its Affiliates and sublicensees; (e) any deductions from gross receipts used to arrive at Net Sales; and (f) Abbott's computation of the aggregate earned royalties payable to Rubicon.

10. BOOKS AND RECORDS
    -----------------
     10.1 Procedures. Abbott shall keep full and accurate accounting records of Net Sales in sufficient detail to determine the royalties payable to Rubicon and USC. Such records, together with all necessary supporting data, shall be kept at Abbott's offices at the address set forth above or such other address as Abbott may indicate in writing to Rubicon and USC. Upon reasonable notice to Abbott, Rubicon and/or USC shall have the right during coronal business hours to audit on a confidential basis Abbott's financial records pertaining to Products to verify the royalties payable pursuant to this Agreement; provided, however, that such audit shall neither
     (a) take place more frequently than once in a Contract Year, nor (b) cover records for more than the preceding four (4) Contract Years. An adjustment in payment shall be made upon demonstration of any underpayment or overpayment. With respect to Rubicon's audit rights, Rubicon may only have an independent certified public accountant, selected by Rubicon and acceptable to Abbott, audit on a confidential basis Abbott's financial records pertaining to Products to verify the royalties payable pursuant to this Agreement.

     10.2 Cost of Audits. The fees and expenses of an audit requested by Rubicon or USC pursuant to Section 10.1 of this Agreement shall be borne the party requesting the audit; provided, however, that if any audit reveals that Abbott underpaid the royalties due to Rubicon under this Agreement as to the period being audited by more than ten percent (10%) of the amount that was payable for such period, then Abbott shall, in addition to paying immediately to Rubicon any such deficiency, reimburse the party requesting the audit for the cost of such audit.

     10.3 Period to be Kept. Abbott shall retain all books and records it is required to maintain under Section 10.1 and 10.4 for four (4) years from the end of the Contract Year of the royalty payment to which they pertain, or the retention period required by applicable law, whichever is longer.

     10.4 Inspections. Each Party shall permit the other Party's representatives, upon reasonable notice, to visit at reasonable intervals (but at least once every Contract Year), and for reasonable durations during reasonable business hours, and facility used for research, development or manufacture of the Products or use of the Patent Rights, and will allow such personnel to review any relevant records (including, but not limited to, financial records), data, information, documents and/or reports in any media or format in connection with such inspections.

11. REPRESENTATIONS AND WARRANTIES
    ------------------------------
     11.1 Intellectual Property Warranties. Rubicon represents and warrants to Abbott that the following statements are true:
     (a) To the best of Rubicon's knowledge, from the effective date of the Option and Exercise Agreement until the Effective Date, Rubicon has been the sole and exclusive licensee of all right, title and interest in and to the USC Patent Rights, with the exception of those rights reserved by the United States government and USC as set forth in Sections 4(c) and 6, respectively, of the USC License;

     (b) As of the Effective Date, Rubicon is the sole and exclusive owner or licensee, with the right to license or sublicense, of all right, title and interest in and to the Other Patent Rights with the right to license to Abbott;
     (c) To the best of Rubicon's knowledge and belief without independent inquiry, the Patent Rights have not been obtained through any fraudulent activity or misrepresentation;
     (d) To the best of Rubicon's knowledge and belief, Products would not infringe Third Party patents or any patents issuing from applications known to exist as of the Effective Date, as a result of Abbott or its Affiliates making, having made, using, selling, offering for sale or importing Products;
     (e) There are no suits, claims or proceedings pending or, to the best of Rubicon's knowledge without independent inquiry, threatened against Rubicon or any of its Affiliates in any court or by or before any governmental body or agency with respect to Patent Rights or Rubicon Know-how or the making, having made, using, selling, offering for sale or importing Products;
     (f) To the best of Rubicon's knowledge without independent inquiry, there are no suits pending or threatened that challenge the validity of any of the patents within Patent Rights, and Rubicon has no actual knowledge of any information or action that may jeopardize the validity, enforcement or ownership of the Patent Rights;
     (g) Rubicon or its Affiliates do not own, control or have rights to any patents, patent applications or know-how other than those licensed or sublicensed to Abbott according to the terms of this Agreement, having claims that are related to or would cover Abbott's making, having made, using, selling, offering for sale or importing Products;
     (h) Rubicon or its Affiliates have no obligations which would materially and adversely affect their performance under the Agreement; and
     (i)   Rubicon has the corporate authority to enter into this Agreement.

     11.2 Disclaimer. RUBICON MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, OTHER THAN THOSE EXPRESSLY MADE HEREIN. ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESSED AND IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED. Without limiting the generality of the foregoing, nothing in this Agreement shall be construed as (a) a representation or warranty as to the validity of any patent or other intellectual property rights which are the subject of this Agreement, (b) a representation or warranty that anything made, used, imported, offered for sale, sold or otherwise disposed of under any of the Patent Rights or the Rubicon Know-how is or will be free from infringement of patents or other intellectual property rights of Third Parties, or (c) a grant, by implication, estoppel, or otherwise, of any license, option, covenant or right other than those which are expressly stated in this Agreement, including without limitation any license under any patent or patent application (or claim thereof) not within the Patent Rights.

12. PATENTS.
    --------
     12.1 Prosecution of USC Patent Rights. Abbott, at Abbott's own expense, shall file, prosecute, issue and maintain all USC Patent Rights in accordance with the terms and conditions of article 7 of the USC Agreement, as unended by the Option Exercise Agreement. In connection with Abbott's performance of its obligations under this Section 12.1, Abbott shall provide written notification to Rubicon of significant activities resulting from Abbott's actions under this Section 12.1 and upon written request shall provide Rubicon with reasonable access to and copies of the records related to such activities.

     12.2 Prosecution of Other Patent Rights. Abbott, at Abbott's own expense, shall file, prosecute, issue and maintain all Other Patent Rights. Rubicon shall have the right to review, consult and comment on all such patent filings and prosecutions. In connection with Abbott's performance of its obligations under this Section 12.2, Abbott shall provide written notification to Rubicon of significant activities resulting from Abbott's actions under this Section 12.2 and upon written request shall provide Rubicon with reasonable access to and copies of the records related to such activities. Accordingly, upon reasonable request, Abbott shall provide Rubicon with copies of (a) all actions, notices and other correspondence received from the U.S. Patent and Trademark Of lice or any foreign equivalent, (b) responses and correspondence to the U.S. Patent and Trademark Of flee or any foreign equivalent, and (c) the original issued patent documents, certificates or equivalents thereof. Abbott shall not abandon any patent application without providing written notice to Rubicon at least thirty (30) days prior to any potential loss of rights. In the event Abbott elects or has elected not to pursue patent protection or to continue to prosecute or maintain any patent or patent application of Other Patent Rights, Abbott shall so advise Rubicon in writing not less than thirty (30) days prior to any potential loss of rights; then, Rubicon shall have the right, but not the obligation, to assume prosecution or maintenance of such patent or patent application of the Other Patent Rights. If Rubicon elects to assume maintenance of such patent or if Rubicon elects to assume prosecution of such patent application, and a patent ultimately issues from such patent application, then thereafter, Rubicon shall have the ownership rights thereto held by Abbott, Abbott shall be deemed to have surrendered its right to make, use, sell or import Products covered by such patent that ultimately issues and the exclusive rights for such patent granted to Abbott shall revert back to Rubicon.

     12.3 Infringement Involving USC Patent Rights. Abbott shall address all issues involving infringing activities with respect to USC Patent Rights in accordance with the terms and conditions of article 8 of the USC Agreement. In connection with Abbott's performance of its obligations under this Section 12.3, Abbott shall provide written notification to Rubicon of significant activities resulting from Abbott's actions under this Section 12.3 and upon written request shall provide Rubicon with reasonable access to and copies of the records related to such activities.

     12.4 Third Party Infringement of Other Patent Right. Each Party agrees to bring to the attention of the other Party any Third Party product it discovers or has discovered which relates to any Other Patent Rights under this Agreement, and to cooperate with each other so that each Party can determine whether a Third Party product may infringe a Valid Claim of an Other Patent Right. To the extent a Party believes a Third Party may unlawfully infringe Other Patent Rights, the Parties shall reasonably cooperate to address such concerns. Notwithstanding such cooperation, in the event of alleged Third Party infringement, Abbott, at its sole discretion, may pursue enforcement within one hundred twenty (120) days of obtaining knowledge of such alleged infringement; provided, however, that if such infringement does not represent at least [CONFIDENTIAL] of the unit market share for Competitive Product in such country, Abbott shall have an additional one hundred twenty day (120)- period that does not start until such time as such infringement does represent at least [CONFIDENTIAL] of the unit market share for Competitive Product in such country. Prior to taking any formal action to enforce or prior to communicating to the alleged infringing Third Party regarding such alleged infringement, Abbott shall notify Rubicon in writing of Abbott's intentions to so act. In the event Abbott initiates an infringement action against such alleged infringing Third Party and Abbott diligently litigates such action, then Abbott shall have the right to pay royalties for

 Net Sales of Product in any country in which such infringement is occurring and such Third Party represents at least [CONFIDENTIAL] of the unit market share for Competitive Product in such country, at one-half (1/2) the then-current rate specified in Section 7.2 of this Agreement until the obligation to pay royalties expires or such time as Abbott has succeeded in causing the abatement of such infringement; provided, however, that Abbott shall not be required to maintain suits for infringement against more than one (1 ) infringer at a time in any country, or more than two (2) infringers at any time worldwide, in order to reduce the royalties it pays on Net Sales. Abbott shall bear the expense of any infringement suit it elects to pursue and shall retain any reward of monetary damages. In the event Abbott does not pursue enforcement within the one hundred twenty (120) day period, Rubicon, at Rubicon's sole cost, upon prior written notice to Abbott, may pursue such enforcement action, and if Rubicon wins, Rubicon shall retain exclusively all settlements or awards.

     12.5   Infringement involving Third Party Patents. To the extent a
Product is alleged to infringe a patent of a Third Party, Abbott shall notify Rubicon of all such claims, allegations and notifications of such infringement. Abbott may choose legal counsel and defend any lawsuit that a Third Party may file related to such alleged patent infringement. During such lawsuit, Abbott may place all of the royalties derived from Net Sales in the country where such lawsuit is pending in an interest-bearing escrow account.
The escrow account shall be established in a bank mutually acceptable to the Parties under escrow instructions insulating the funds from claims of any creditor. Upon termination of the action, one-half (1/2) of the amount of any judgment, reasonable attorneys' fees and costs may be paid from this escrow account. Should the settlement of any such patent infringement lawsuit involve payment of royalties by Abbott to a Third Party for the continued right to manufacture, use and sell Product, then the funds in the escrow account and royalties payable to Rubicon may be applied against up to one-half (1/2) of such royalties to a Third Party. Any funds thereafter remaining in the escrow shall be paid to Rubicon. During the patent infringement litigation, both Parties shall keep the other informed in writing of significant developments in the lawsuit.

     12.6 Patent Marking. Abbott shall use reasonable efforts to place all appropriate patent and other intellectual property notices, markings and indicia on product and marketing literature for Products as needed to protect the USC Patent Rights and right for damages for infringement thereof.

13. CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS
    ----------------------------------------

     13.1 Confidentiality. It is contemplated that in the course of the performance of this Agreement each Party may disclose from time to time Confidential Information to the other
Party. Each Party agrees (a) not to use Confidential Information received from the other for any purpose other than the performance of its rights and obligations hereunder, and (b) not to disclose Confidential Information so received to any Third Party, except as is necessary for such performance or as is required by a court or governmental authority. In the event that such disclosure to a Third Party becomes necessary or required, the disclosing Party shall give to the Party from whom the Confidential Information was received the greatest practical prior written notice so as to permit the latter to take all possible action to perfect and/or safeguard its rights in the Confidential Information. The obligations of the Parties relating to Confidential Information shall expire five (5) years after the later of the termination of this Agreement or the expiration of any Patent Rights; provided, however, each of Abbott's and Rubicon's obligations to keep Rubicon Know-how and Abbott Know-how, respectively, confidential shall not expire so long as such know-how is within the definition of Confidential Information provided in this Agreement.

     13.2 Public Announcements. Neither Party shall make any public announcement concerning the transactions contemplated herein, or make any public statement which includes the name of the other Party or any of its Affiliates or USC, or otherwise use the name of the other Party or any of its Affiliates in any public statement or document, except as may be required by law or judicial order, without the written consent of the other Party, which consent shall not be unreasonably withheld. Subject to any legal or judicial disclosure obligation, any such public announcement proposed by a Party that names the other Party shall first be provided in draft to the other Party which shall have ten (10) business days to review such draft prior to the issue or publication of the announcement.

14. TERM AND TERMINATION
    --------------------
     14.1 Term.   This Agreement shall commence on the Effective Date and
shall remain in effect for the term of any royalty obligation under Section
7.4 of this Agreement or the term of the USC License, whichever is longer, unless otherwise terminated earlier by operation of law or by acts of the Parties in accordance with the terms of this Agreement.

     14.2 Termination by Either Party. Except as provided in Articles 3 and 4, either Party may terminate this Agreement upon written notice to the other Party in the event the other Party (a) materially breaches this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of breach from the non-breaching Party, or (b) makes a general assignment for the benefit of creditors, has a receiver appointed on its behalf, or files or otherwise becomes subject to bankruptcy or insolvency proceedings which continues unstayed and in effect for a period of thirty (30) days. If terminated by Rubicon under this Section, then
Abbott shall grant to Rubicon a [CONFIDENTIAL] (with sublicensing rights but without Abbott retaining a right to license) to all improvements to Product that have been assigned to Abbott pursuant to Section 2.2 and a world-wide, royalty free, non-exclusive license to the Abbott Know-how.

     14.3 Termination Without Cause by Abbott. Abbott may terminate this Agreement without cause, with twelve (12) months prior written notice to Rubicon. During such twelve (12)-month period, Abbott shall continue to perform its obligations under this Agreement in accordance with its terms and shall cooperate with Rubicon to transition the development work and/or business with respect to Product to Rubicon or its designee. Further, Rubicon shall be entitled to contract with a Third Party, to be effective upon the termination hereunder, to replace Abbott with respect to the development and/or sale of Product. Upon termination under this Section 14.3, Abbott shall grant to Rubicon a worldwide, royalty-free, co-exclusive license (with sublicensing rights but without Abbott retaining a right to license) to all improvements to Product that have been assigned to Abbott pursuant to Section
2.2 and a world-wide, royalty free, non-exclusive license to the Abbott Know-how. In no event shall Abbott be required to pay Rubicon the milestone payments under Sections 8.2(a) and/or (b) in the event of a termination under this Section 14.3 unless such milestone payment is then or becomes payable in accordance with Section 8.2(a) of (b), as applicable, prior to the effective date of such termination.

     14.4 Termination for Safety/Efficacy Reasons. During the Term, until Abbott obtains FDA approval of Product, Abbott shall have the right to terminate this Agreement by providing Rubicon with ninety (90) days prior written notice in the event Abbott determines that Product has adverse safety and/or efficacy problems that render continuation hereunder commercially unacceptable. Upon termination under this Section 14.4, Abbott shall grant to Rubicon a worldwide, royalty-free, co-exclusive license (with sublicensing rights but without Abbott retaining a right to license) to all improvements to Product that have been assigned to Abbott pursuant to Section 2.2 and a world-wide, royalty free, non-exclusive license to the Abbott Know-how. In no event shall Abbott be required to pay Rubicon the milestone payments under Sections 8.2(a) and/or (b) in the event of a termination under this Section
14.4 unless such milestone payment is then or becomes payable in accordance with Section 8.2(a) of (b), as applicable, prior to the effective date of such termination.

    14.5 Termination by Rubicon. If Abbott repeatedly fails to use Reasonable Commercial Efforts as required in this Agreement, Rubicon may submit the issue order to seek additional remedies, including without limitation, termination of the Agreement.

     14.6 Accrued Rights and Obligations. The termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the Parties of any obligations accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to the antecedent breach of any of the provisions of this Agreement. Further, Section 5.3, Articles 10 and 11, Section 13.1, Articles 1$, and
Section 17.9 shall survive the termination of this Agreement for a period of five (5) years, unless otherwise provided herein to the contrary. Any royalty-free license to be granted by Abbott under this Agreement shall survive termination of this Agreement.

     14.7 Covenants Regarding Products. Upon termination if this Agreement, Abbott agrees to immediately discontinue the manufacture and sale of the Products and the use of the Patent Rights and Rubicon Know-how. Within twenty
(20) days after such termination, Abbott shall provide Rubicon with a written inventory of all Products currently in its stock as of the date of termination (the "Inventory"). Rubicon shall have the option to grant to Abbott the privilege of selling of such Inventory at its normal prices, unless discounted prices are expressly authorized by Rubicon. Abbott shall sell the Inventory only to customers who had previously purchased products from Abbott during the term of this Agreement. The sale of all such Inventory, however, shall be subject to all of the terms and conditions of this Agreement. Abbott shall not destroy such unsold Products, unless damaged or not merchantable. All royalty obligations shall be accelerated and shall become immediately due and payable. In addition, Abbott shall immediately deliver to Rubicon (i) all materials relating to the Patent Rights and Rubicon Know-how, together with all copies thereof, all at no cost whatsoever to Rubicon.

15. INDEMNIFICATION; INSURANCE AND LIMITATION OF LIABILITY
    ------------------------------------------------------
     l5.   1 Indemnification by Rubicon. Rubicon shall indemnify, defend and hold harmless Abbott and its Affiliates their respective officers, directors, employees, agents and representatives ("Abbott Indemnitees") from and against any and all liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorneys' fees) based upon or arising out of Rubicon's or its Affiliates' or Contractor's negligence, willful or deliberate misconduct; recklessness, or breach of any covenant, agreement, representation or warranty made by Rubicon or its Affiliates or

Contractor in this Agreement; provided that Rubicon shall not be required to indemnify Abbott or any Abbott Indemnitee to the extent it arises from the negligence, willful or deliberate misconduct, or recklessness of Abbott Indemnitees, Abbott's breach of this Agreement, or any other matter for which Abbott is responsible to indemnify Rubicon and its Affiliates pursuant to
Section 15.2 of this Agreement.

     15.2 Indemnification by Abbott. Abbott shall indemnify, defend and hold harmless Rubicon and its Affiliates and Contractor and their respective officers, directors, employees, agents and representatives ("Rubicon Indemnitees',) from and against any and all liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorneys' fees) based upon or arising out of Abbott's or its Affiliates' negligence, willful or deliberate misconduct, recklessness, or breach of any covenant, agreement, representation or warranty made by Abbott in this Agreement; provided that Abbott shall not be required to indemnify Rubicon or its Affiliates or Contractor to the extent it arises from the negligence, willful or deliberate misconduct, or recklessness of an Rubicon Indemnitee, Rubicon's or its Affiliates' or Contractor's breach of this Agreement or any other matter for which Rubicon is responsible to indemnify Abbott pursuant to
Section I5.1 of this Agreement.

     15.3 Conditions of Indemnification. If either Party proposes to seek indemnification from the other under the provisions of this Article 15, it shall notify the other Party within fifteen (15) days of receipt of notice of any such claim or suit and shall cooperate fully with the other Party in the defense of such claims or suits. No settlement or compromise shall be binding on a Party hereto without its prior written consent. Failure to provide such notice will not relieve indemnity obligation except to the extent adversely effected by failure to receive notice.

     15.4 Insurance. During the Term, each Party shall maintain insurance in at least the amounts specified in article 24 of the USC License insuring such Party's performance under this Agreement and any other liabilities mentioned in said article 24, naming USC, Contractor and the other Party hereto as additional insureds. Each Party shall within thirty (30) days after the Effective Date deliver to each of the other Party and Contractor a certificate of insurance evidencing such insurance, naming USC, Contractor and the other Party as additional insureds, and providing that such insurance may not be amended, terminated or allowed to expire without thirty (30) days' prior notice to such additional insureds.

     15.5 Limitation of Liability. Neither Party shall be liable to the other Party for any indirect, special, incidental, consequential (including, without limitation, lost profits), or punitive damages of the other Party resulting from any breach of a Party's obligations hereunder.

16. TRADE NAMES AND TRADEMARKS
    --------------------------
     16.1 Rubicon Trademark License. Rubicon hereby grants to Abbott and its Affiliates an exclusive, worldwide license, with the right to sublicense, to use the Trademark Rights in the Territory, for the sole purpose of marketing Product in accordance with this Agreement; provided that Rubicon shall have the right to consent any subsequent sublicense from Abbott, which consent shall not be unreasonably withheld. Abbott and its Affiliates shall take no action or in any way impair Rubicon's right, title and interest in or to Rubicon's trademarks, trade names and trade dress and will not use any of the foregoing for its own benefit or for the benefit of any Third Party during or after the Term except in accordance with this Section 16.1.

     16.2 Use of Trade Names. Rubicon and its Affiliates acknowledge that all Abbott Trademarks that will accompany or will be affixed to Products are the property of Abbott or its Affiliates and that Rubicon and its Affiliates shall not claim or obtain any rights in any Abbott Trademarks. Rubicon and its Affiliates and Contractor shall take no action that will in any way impair Abbott's right, title, and interest in and to Abbott Trademarks and will not use for its own benefit or for the benefit of any Third Party any Abbott Trademarks during or after the Term.

l7. MISCELLANEOUS
     -------------
     17.1 Entire Agreement. This Agreement, together with the exhibits, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto.

    17.2 Amendment or Modification. No Party shall claim any amendment, modification or release from any provision hereof by mutual agreement, unless in writing signed by an authorized representative of each Party and under no circumstances shall a Party claim any amendment, modification or release from any provision of this Agreement by virtue of a Party signing or complying with the terms of the other Party's purchase order or order acknowledgment forms or failing to object to any term or condition that is contained in any such forms.

     17.3 Severability. If any term or provision os this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

     17.4   Assignment.   Neither Party shall assign this Agreement in whole
or in part without the prior written consent of the other Party; provide, however, that either Party may assign this Agreement without such consent to an Affiliate, in connection with the transfer or sale of substantially its entire business to which this Agreement pertains, or in the event of its merger or consolidation with another company. Any permitted assignee shall assume all obligations of its assignor under this Agreement and provide prior written notice to USC pursuant to article 15 of the USC License. No assignment shall relieve any Party of responsibility for the performance of any accrued obligation that such Party has hereunder.

     17.5 Independent Contractor. The relationship of Rubicon and its Affiliates to Abbott is that of independent contractor. In no event shall either Party hold itself out to others or allow itself to be considered the agent, employee, or representative of the other Party.

     17.6 Notices. All notice hereunder shall be in writing and shall be delivered (a) personally, (b) by overnight delivery, delivery prepaid, (c) mailed by registered or certified mail, postage prepaid, (d) mailed by express mail service, or (e) given by facsimile, to the following addresses of the respective Parties:

     If to Rubicon Medical, Inc.:  President
                                   Rubicon Medical, Inc.
                                   2064 West Alexander
                                   Salt Lake City, Utah 84119
                                   Facsimile Number: (801) 866-9004

     With a copy to:               Marshall Tanner
                                   Sheppard, Mullin, Richter & Hampton LL:
                                   60 Town Center Drive, 4th Floor
                                   Costa Mesa, CA 92626
                                   Facsimile Number: (714) 513-5130

     If to Contractor:             President
                                   Guardian RJL, Inc.
                                   218 West 12650 South
                                   Draper, Utah 84020
                                   Facsimile Number: (801) 553-0998

     If to Abbott:                 President, Hospital Products Division
                                   200 Abbott Park Road
                                   Abbott Park, Illinois 60064-3537
                                   Facsimile Number (847) 937-2927

     With copy to:                 Divisional Vice President
                                   Legal Division D-322
                                   100 Abbott Park Road
                                   Abbott Park, Illinois 60064-3500
                                   Facsimile Number (847) 938-1206

     Notices shall be effective upon receipt if personally delivered on the next business day following deposit with an overnight delivery service, on the third business day following the date of mailing if sent by certified or registered mail, and on the second business day following the date of delivery to the express mail service if sent by express mail, or the date of transmission (or next business day if transmitted on a non-business day) if sent by facsimile and the sending machine prints a verification of receipt by the receiving machine. A Party may change its address listed above by notice to the other Party.

     17.7 Force Majeure. Any delay in the performance of any of the duties or obligations of either Party under this Agreement caused by an event outside the affected Party's reasonable control shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay. Such events shall including, without limitation: acts of God; riots; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; earthquakes; floods; shortages of material or energy; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

     17.8 Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the State of Illinois, without regard to conflicts of law principles.

     17.9 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved through the alternative dispute resolution described in Exhibit 17.9.

     17.10 Nonpublicity. Rubicon and its Affiliates shall not publish or otherwise disclose the existence of this Agreement, or its terms, without Abbott's prior written consent.

     17.11 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and its respective assigns and successors in interest.

     17.12 Waiver. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of the Parties. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

     17.13 Commitment Under the USC License. Abbott hereby acknowledges and agrees that upon consent from USC to this Agreement, Abbott shall be bound and obligated to the provisions under the USC License pertaining to the Sublicensee, as that term is defined therein.

     17.14 Rubicon Guaranty. Rubicon hereby guarantees the performance by Contractor of all of Contractor's obligations under this Agreement.

     17.15 Exhibits. All exhibits that are attached to this Agreement are incorporated herein by reference.

     17.16 Headings. The headings used in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     17.17 Counterparts. This Agreement may be executed in two (2) or more original counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

     17.18 Late Payments. Any payment, including without limitation, royalty and milestone payments made by Abbott under this Agreement after the date such payment is due shall bear interest at the lesser of 1 1/2% above the prime rate in effect at 5:00PM U.S. Eastern Time on the due date and the maximum rate permitted by applicable law.

     IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by its duly authorized officer as of the Effective Date.

ABBOTT LABORATORIES                    RUBICON MEDICAL, INC.
By:/S/                                 By:/S/
   ----------------                       ------------------
   Vice president/Controller              President/CEO
Title: Hospital Products                  ------------------
       -----------------
Date: 6/30/00                          Date: 6/29/00
      -------                                -------

                                       GUARDIAN RJL, INC.
                                       By: /S/
                                           --------------
                                       Title: President
                                              ---------
                                       Date: 6/29/2000
                                             ---------

Exhibit 1.15
Other Patent Rights

Exhibit 17.9

Alternative Dispute Resolution
------------------------------

The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement that relates to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (ADR) provision, a party must first send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units withing twenty-eight (28) days after such notice is received (all references to days in this ADR provision are to calendar days).

If the matter has not been resolved within the twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight
(28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (CPR), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

   (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

   (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

   (c) Each party shall number the candidates in order of preference (with number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order or preference.

   (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the grates preference. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (I) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (2*) days or later than fifty-six (56) days after the selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. All ADR proceeding shall take place at a location agreed upon by the parties.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

     (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral:

     (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

     (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

     (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a)- 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

     (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

     (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

     (c)The party initiating the ADR shall begin the hearing and, if it choose to make an opening statement, shall address not only the issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed the same sequence,

     (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

     (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have the sole discretion regarding the admissibility of any evidence.

6. Written seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed ruling and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue by may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

     (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay one hundred percent (100%) of such fees and expenses other than travel and accommodation expenses.

     (b) If the neutral rules in favor of one party on one issues and the other neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing or more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The ruling of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.


10. Except for the ruling pursuant to paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.